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NEWS RELEASE

Contact:  Steven D. Jennerjohn
          (920)-743-5551
Source:   Baylake Corp.

BAYLAKE CORP. REPORTS FINANCIAL RESULTS FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2003

Sturgeon Bay, Wisconsin -(Business Wire)--October 27, 2003

         Baylake Corp. (OTC BB: BYLK), a bank holding company with $918.1 million in assets, reported net income of $5.9 million or $0.79 basic net income per share for the nine months ended September 30, 2003, as compared to $6.3 million or $0.84 per share for the nine months ended September 30, 2002. The decrease in net income was primarily due to decreased net interest income, an increase in the provision for loan loss, and an increase in non-interest expense. These were partially offset by an increase in non-interest income and a reduction in income tax expense. Diluted net income per share was $0.78 for the first nine months of 2003 compared to $0.83 a year earlier. Return on assets
(ROA) and return on equity (ROE) decreased for the first nine months of 2003, to 0.88% and 11.83%, respectively, from 0.97% and 13.62%, respectively, from the same period one year ago.

         For the nine months ended September 30, 2003, net interest income decreased $1.1 million to $21.3 million when compared to the first nine months of 2002 due primarily to a decline in net interest margin of 40 basis points for the period offset somewhat by a $43.5 million increase in average interest-earning assets. Net interest margin decreased 40 basis points to 3.58% for the first nine months of 2003 when compared to the first nine months of 2002. The major contributing factor to the decline in net interest income was net interest margin compression due to the asset sensitive position of Baylake Corp's balance sheet. Baylake Corp, like its peer group banks, continues to be challenged by maintaining growth in its net interest income in the current interest rate environment of relatively stable low interest rates, because low rates make it increasingly difficult to reduce rates on liabilities as significantly as the reduction in the rates on assets. The increase in average interest-earning assets was primarily attributable to substantial growth in loan originations during the period.

         Baylake Corp. recorded provisions for loan losses totaling $3.1 million during the first nine months of 2003, as compared to $2.7 million for the same period in 2002. The increase in the provision occurred primarily as a result of an additional provision in the third quarter on a previously disclosed commercial business loan. That loan, with a balance at September 30, 2003 totaling $4.2 million, has been recently restructured. Management continues to review this loan credit monthly, in addition to its regular reviews of loans and the allowance.

         Non-interest income was $8.4 million during the first nine months of 2003, an increase of $1.5 million when compared to the same period last year. The increase was primarily attributable to increases in: gain on sale of subsidiary totaling $350,000, an increase in gains on sales of loans totaling $866,000; and an increase in loan servicing fees totaling $998,000; offset by a decrease in other income totaling $313,000 and a decrease in securities gains of $511,000.

         For the nine months ended September 30, 2003, non-interest expense increased $662,000 over the same period last year. Personnel and benefit expense increased approximately $673,000 due to additional staffing and normal salary increases as well as significant increases in costs related to health care insurance. Occupancy and equipment expense increased $25,000 as a result of expansion in existing markets and costs related to the modernization of various facilities. Data processing expenses increased $39,000, a result of increased customer volume. Expenses on other real estate owned increased $47,000, the result of increased holding costs relative to these properties and losses taken upon sale of various properties during the nine months ended September 30, 2003.

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         Income tax expense decreased $358,000 for the nine months ended
September 30, 2003 when compared to the same period last year, the result of decreased taxable income.

         Baylake Corp. reported net income of $2.2 million for the three months ended September 30, 2003, an increase of $27,000, or 1.2%, for the same period in the prior year. The increase in net income resulted from an increase in non-interest income and a reduction in the provision for loan loss offset partially by decreased net interest income and an increase in non-interest expense.

         Net interest income for the three months ended September 30, 2003 was $7.6 million compared to $7.8 million for the same period a year earlier. Net interest income decreased as a result of a reduction in net interest margin of 32 basis points to 3.74% offset somewhat by an increase in average earning assets amounting to $45.7 million.

         Provisions for loan losses of $1.2 million were recorded for the three months ended September 30, 2003 compared with $1.7 million for the same period in 2002. Although a reduced provision for loan losses occurred during the quarter compared to a year earlier, the provision for loan losses still remained high relative to peer. During the quarter ended September 30, 2003, a downgrade of the previously discussed loan credit occurred amounting to an additional $800,000 in loan loss provision for the period out of the $1.2 million expensed.

         Non-interest income for the three months ended September 30, 2003 increased $88,000 to $3.1 million primarily due to increased gains on sales of loans amounting to $267,000 and increased loan servicing fees totaling $428,000 offset to a lesser degree by decreased other income of $78,000 and a decrease in securities gains of $511,000.

         For the three months ended September 30, 2003, non-interest expense increased $328,000 from the three months ended September 30, 2002 to $6.4 million. Personnel and benefit expense increased $132,000 as a result of additional staffing and benefit costs. Other occupancy and equipment expense increased $62,000. Expenses from the operation of other real estate owned increased $120,000. Other operating expense increased $6,000.

         For the three months ended September 30, 2003, income tax expense increased $22,000 to $831,000, the result of increased taxable income.

         Total assets for Baylake Corp. increased 1.5% during the first nine months of 2003 to $918.1 million at September 30, 2003 when compared to total assets of $904.7 million at December 31, 2002. Total loans increased 1.2% during the first nine months of 2003 to $674.1 million at September 30, 2003, while deposits during the period increased 1.8% to $753.6 million. Total shareholders' equity increased 4.1% for the first nine months of 2003 to $68.1 million at September 30, 2003 as compared with $65.4 million at December 31, 2002.

         The allowance for loan losses increased $1.2 million to $12.6 million during the nine months ended September 30, 2003. During the first nine months of 2003, Baylake Corp. had net loan charge-offs totaling $1.9 million. The ratio of allowance for loan losses to total loans was 1.87% at September 30, 2003, as compared to 1.72% at December 31, 2002. Non-performing loans totaled $19.5 million and $22.1 million at September 30, 2003 and December 31, 2002, respectively. The ratio of allowance for loan losses to non-performing loans was 64.8% and 51.7% at September 30, 2003 and December 31, 2002, respectively.

         Foreclosed assets, net, at September 30, 2003 decreased $4.1 million from December 31, 2002 primarily as the result of a sale in early February of a commercial property, which was previously deeded over to the bank and organized as a operating subsidiary of Baylake.

         Despite the relatively high level of non-performing loans at quarter's end, Baylake Corp. believes the balance of the allowance for loan loss at September 30, 2003 is presently sufficient to absorb loan

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losses inherent in the portfolio, although future adjustments to the allowance may be necessary based on changes in the performance of the loan portfolio or in economic conditions and the impact that these changes, if any, may have on the ability of borrowers to continue to service or repay outstanding credits and on the value of the underlying collateral securing these credits.

         Capital resources for the nine-month period ended September 30, 2003 improved by $2.7 million. Baylake Corp. anticipates that currently it has resources available to meet its commitments. At September 30, 2003, Baylake Corp. had $60.4 million of established lines of credit with nonaffiliated banks, of which $7.2 million was outstanding at September 30, 2003.

Baylake Corp., headquartered in Sturgeon Bay, Wisconsin, is the bank holding company for Baylake Bank. Through Baylake Bank, the Company provides a variety of banking and financial services from 26 financial centers located throughout Northeast and Central Wisconsin, in Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca, and Waushara Counties.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

         This news release contains forward-looking statements about the financial condition, results of operations and business of Baylake Corp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

         Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the control of Baylake Corp., could cause actual conditions, events or results to differ significantly from those indicated by the forward-looking statements. This press release, and the most recent annual and quarterly reports filed by Baylake Corp. with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2003 and Form 10-K for the year ended December 31, 2002, describe some of these factors, including certain credit, market, operational, liquidity and interest rate risks associated with the company's business and operations. Other factors include changes in general business and economic conditions, world events (especially those which could affect our customers' tourism-related businesses), competition which among other things affects the demand for our products and services and our customers' ability to repay loans, fiscal and monetary policies and the possibilities of changes in laws affecting financial institutions as well as on customers' businesses.

         Forward-looking statements speak only as of the date they are made, and Baylake Corp. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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Baylake Corp. and Subsidiaries
SUMMARY FINANCIAL DATA

The following tables set forth selected consolidated financial and other data for Baylake Corp. at the dates and for the periods indicated. The selected consolidated financial and other data at September 30, 2003 and at and for the three and nine months ended September 30, 2003 has not been audited but in the opinion of management of Baylake Corp. reflects all necessary adjustments for a fair presentation of results as of the dates and for the periods covered.

                                                                              AT               AT               AT
                                                                          SEPTEMBER 30,     DECEMBER 31,    SEPTEMBER 30,
                                                                              2003             2002             2002
                                                                          -------------    -------------    -------------
                                                                                       (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA (AT END OF PERIOD):
Total assets .........................................................    $     918,091    $     904,656    $     905,363
Investment securities(1) .............................................          171,312          151,366          166,233
Federal funds sold ...................................................                0                0                0
Total loans ..........................................................          674,074          665,887          652,363
Total deposits .......................................................          753,556          740,324          735,704
Borrowings(2) ........................................................           73,376           75,056           80,779
Notes payable and subordinated debt ..................................               53              106              106
Guaranteed preferred beneficial interest in the company's
junior subordinated debt .............................................           16,100           16,100           16,100
Total shareholders' equity ...........................................           68,080           65,400           64,474
Non-performing loans, net of discount(3)(4) ..........................           19,506           22,088           22,553
Non-performing assets, net of discount(3)(4) .........................           20,865           24,978           25,193

                                                                        AS OF AND FOR THE                 AS OF AND FOR THE
                                                                           THREE MONTHS                      NINE MONTHS
                                                                        ENDED SEPTEMBER 30,                ENDED SEPTEMBER 30,
                                                                   -----------------------------     -----------------------------
                                                                       2003             2002             2003             2002
                                                                   ------------     ------------     ------------     ------------
                                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
SELECTED INCOME DATA:
Total interest income .........................................    $     11,951     $     13,287     $     35,713     $     39,169
Total interest expense ........................................           4,341            5,524           14,396           16,793
                                                                   ------------     ------------     ------------     ------------
Net interest income ...........................................           7,610            7,763           21,317           22,376
Provision for loan losses .....................................           1,212            1,654            3,137            2,700
                                                                   ------------     ------------     ------------     ------------
Net interest income after provision for loan losses ...........           6,398            6,109           18,180           19,676
Total non-interest income .....................................           3,055            2,967            8,443            6,986
Total non-interest expense ....................................           6,381            6,053           18,492           17,830
                                                                   ------------     ------------     ------------     ------------
Income before income tax ......................................           3,072            3,023            8,131            8,832
Income tax provision ..........................................             831              809            2,197            2,555
                                                                   ------------     ------------     ------------     ------------
Net income ....................................................    $      2,241     $      2,214     $      5,934     $      6,277
                                                                   ============     ============     ============     ============

PER SHARE DATA:(5)
Net income per share (basic) ..................................    $       0.30     $       0.30     $       0.79     $       0.84
Net income per share (diluted) ................................            0.30             0.30             0.78             0.83
Cash dividends per common share ...............................            0.13             0.12             0.39             0.36
Book value per share ..........................................            8.99             8.62             8.99             8.62

PERFORMANCE RATIOS:(6)
Return on average total assets ................................            0.97%            0.99%            0.88%            0.97%
Return on average total shareholders' equity ..................           13.09            13.80            11.83            13.62
Net interest margin(7) ........................................            3.74             4.06             3.58             3.98
Net interest spread(7) ........................................            3.47             3.83             3.32             3.71
Non-interest income to average assets .........................            1.32             1.33             1.25             1.08
Non-interest expense to average assets ........................            2.77             2.71             2.73             2.76
Net overhead ratio(8) .........................................            1.44             1.38             1.48             1.68
Efficiency ratio ..............................................           58.18            54.49            60.22            58.58
Average loan-to-average deposit ratio .........................           89.53            90.43            90.91            92.60
Average interest-earning assets to average interest-bearing
liabilities ...................................................          112.90           108.44           111.28           109.31

ASSET QUALITY RATIOS:(3)(4)(6)
Non-performing loans to total loans ...........................            2.89%            3.32%            2.89%            3.32%
Allowance for loan losses to:
     Total loans ..............................................            1.87             1.43             1.87             1.43
     Non-performing loans .....................................           64.77            41.32            64.77            41.32
Net charge-offs to average loans ..............................            0.86             0.65             0.38             0.29
Non-performing assets to total assets .........................            2.27             2.78             2.27             2.78

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
CAPITAL RATIOS:(6)(9)
Shareholders' equity to assets ................................            7.42%            7.12%            7.42%            7.12%
Tier 1 risk-based capital .....................................            9.95             9.84             9.95             9.84
Total risk-based capital ......................................           11.20            11.09            11.20            11.09
Leverage ratio ................................................            8.47             8.15             8.47             8.15

RATIO OF EARNINGS TO FIXED CHARGES:(10)
Including deposit interest ....................................            1.71x            1.55x            1.56x            1.53x
Excluding deposit interest ....................................            4.30             3.63             3.79             3.31

OTHER DATA AT END OF PERIOD:
Number of banking facilities ..................................              26               26               26               26
Number of full-time equivalent employees ......................             300              289              300              289

----------

(1) Includes securities classified as held-to-maturity and available for sale.

(2) Consists of Federal Home Loan Bank advances, federal funds purchased and collateralized borrowings.

(3) Non-performing loans consist of non-accrual loans, guaranteed loans 90 days or more past due but still accruing interest and restructured loans. Non-performing assets consist of non-performing loans and other real estate owned.

(4) The decrease in non-performing assets during the nine months ended September 30, 2003 was due, in large part, to the sale of bank's operating subsidiary (deeded previously to the bank in early 2002) in early February 2003 in addition to a slight decrease in non-accrual loans.

(5) Earnings and dividends per share are based on the weighted average number of shares outstanding for the period.

(6) With the exception of end of period ratios, all ratios are based on average monthly balances and are annualized where appropriate.

(7) Net interest margin represents net interest income as a percentage of average interest-earning assets, and net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(8) Net overhead ratio represents the difference between noninterest expense and noninterest income, divided by average assets.

(9)      The capital ratios are presented on a consolidated basis

(10) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus interest and rent expense. Fixed charges consist of interest and rent expense.